
<ARTICLE> 5
<LEGEND>
This schedule contains summary financial information extracted from the condensed consolidated balance sheet and condensed consolidated statement of operations and is qualified in its entirety by reference to the Company's Form
10-Q for the six months ended June 30, 1995.
</LEGEND>
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   6-MOS                   6-MOS
<FISCAL-YEAR-END>                          DEC-31-1995             DEC-31-1994
<PERIOD-START>                             JAN-01-1995             JAN-01-1994
<PERIOD-END>                               JUN-30-1995             JUN-30-1994
<CASH>                                           7,046                       0
<SECURITIES>                                         0                       0
<RECEIVABLES>                                   30,023                       0
<ALLOWANCES>                                     6,999                       0
<INVENTORY>                                      3,768                       0
<CURRENT-ASSETS>                                48,242                       0
<PP&E>                                         143,657                       0
<DEPRECIATION>                                   7,757                       0
<TOTAL-ASSETS>                                 256,335                       0
<CURRENT-LIABILITIES>                           28,028                       0
<BONDS>                                        141,838                       0
<COMMON>                                            42                       0
<PREFERRED-MANDATORY>                           79,407                       0
<PREFERRED>                                          0                       0
<OTHER-SE>                                           0                       0
<TOTAL-LIABILITY-AND-EQUITY>                   256,335                       0
<SALES>                                              0                       0
<TOTAL-REVENUES>                                72,046                  47,966<F1>
<CGS>                                                0                       0
<TOTAL-COSTS>                                   59,576                  37,179
<OTHER-EXPENSES>                                 (131)                   1,619<F2>
<LOSS-PROVISION>                                 5,753                   3,543
<INTEREST-EXPENSE>                               5,917                   3,232
<INCOME-PRETAX>                                    931                   2,393
<INCOME-TAX>                                       305                     163
<INCOME-CONTINUING>                                626                   2,230
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                  (738)                       0<F3>
<CHANGES>                                            0                       0
<NET-INCOME>                                     (112)                   2,230
<EPS-PRIMARY>                                    (.73)                   (.05)
<EPS-DILUTED>                                        0                       0<F4>

<F1>Total revenues include other revenue of $2,485 and $2,298 for the six months ended June 30, 1995 and 1994, respectively.
<F2>Other expenses include depreciation and amortization expense of $3,614 and
$1,619 for the six months ended June 30, 1995 and 1994, respectively. Other expenses for the six months ended June 30, 1995, also include a credit of
$3,745, representing equity in the earnings of DHHS.
<F3>Extraordinary loss on early extinguishment of debt, net of tax benefit of $380.
<F4>Fully diluted income per share is not presented for the six months ended June
30, 1995 and 1994 as the results are anti-dilutive.

